NEWS RELEASE
Exhibit 99.1
FOR IMMEDIATE RELEASE
Robert Keane Joins Astronics Corporation’s Board of Directors
EAST AURORA, NY, December 12, 2019 – Astronics Corporation (Nasdaq: ATRO), a leading provider of advanced technologies for global aerospace, defense, and other mission critical industries, today announced that Robert S. Keane has joined its Board of Directors, effective December 9, 2019. Mr. Keane is Chairman and CEO of Cimpress (Nasdaq: CMPR), which provides mass customization services through its group of companies and is strategically focused on investing in and building entrepreneurial, customer-centric businesses.
Peter J. Gundermann, Chairman, President and CEO of Astronics, commented, “Robert brings an entrepreneurial spirit, significant public company experience and deep business acumen, which are valuable attributes for our evolving Board of Directors. We believe he will be a solid ambassador for shareholders. We welcome Robert’s contributions as we advance our strategy for profitable growth to build shareholder value.”
Mr. Keane founded Cimpress in 1995 and has grown the group to $2.75 billion in revenue with a market capitalization of $3.3 billion. Prior to Cimpress, he was employed for seven years by Astronics. He began his career in business management consulting. Mr. Keane is a graduate of Harvard College, where he earned his B.A. in economics, and INSEAD (France), where he earned his M.B.A. Mr. Keane is a son of the late Kevin Keane, former Chairman of Astronics.
The addition of Mr. Keane brings the Astronics Board to nine directors, eight of whom are independent.
About Astronics Corporation Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission critical industries with proven, innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors and test technologies to solve complex challenges. For 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, militaries, completion centers and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics.
For more information on Astronics and its solutions, visit Astronics.com, where information is frequently updated.
Safe Harbor Statement This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the ability to grow the business and achieve profitability, the success of the capital allocation strategy, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

For more information, contact:

Company	Investors
David Burney, CFO	Deborah K. Pawlowski
Astronics Corporation	Kei Advisors LLC
T: 716.805.1599 x 159	T: 716.843.3908
david.burney@astronics.com	dpawlowski@keiadvisors.com

###